DMC Dynamic Materials
    CORPORATION

FOR IMMEDIATE RELEASE                                                   CONTACT:
August 3, 2006                            Pfeiffer High Investor Relations, Inc.
                                                                      Geoff High
                                                                    303-393-7044

        DYNAMIC MATERIALS REPORTS RECORD SECOND QUARTER FINANCIAL RESULTS

Selected Highlights
   o Net income increases 137% to $5.0 million, or $0.41 per share, versus Q2 of 2005
   o   Operating income up 127% on 51% sales increase versus Q2 last year
   o Explosive Metalworking backlog of $52.4 million at end of Q2 up 24% from end of Q1
   o Cash position improves to $14.0 from $13.1 million at end of first quarter

BOULDER, Colo. - August 3, 2006 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), a leading provider of explosion-welded clad metal plates, today reported record financial results for its second quarter ended June 30, 2006.

Sales in the second quarter advanced 51% to $27.8 million from $18.4 million in the second quarter last year, and were up 10% from $25.2 million reported in this year's first quarter. Second quarter gross margin was 36% versus 28% in the comparable year-ago quarter, and 37% in the first quarter. Income from operations increased 127% to $7.8 million from $3.4 million in the second quarter last year, and was up 22% from $6.4 million reported in the most recent quarter.

Net income increased 137% to $5.0 million, or $0.41 per diluted share, from $2.1 million, or $0.18 per diluted share, in last year's second quarter. First quarter 2006 income from continuing operations was $4.1 million, or $0.34 per diluted share. Including a gain from discontinued operations of $1.4 million, net of tax, which was attributable to the sale of a real estate purchase option associated with the company's former Spin Forge division, net income in this year's first quarter was $5.5 million, or $0.45 per diluted share.

Explosive Metalworking
DMC's Explosive Metalworking segment reported sales of $26.6 million, up 55% from $17.2 million reported in the second quarter a year ago, and an increase of 10% versus $24.2 million reported in this year's first quarter. Operating income increased 149% to $7.7 million from $3.1 million in the comparable year-ago quarter, and was up 16% from first quarter operating income of $6.7 million. At the end of the second quarter, the segment's order backlog was a record $52.4 million, surpassing by 24% the previous all-time high of $42.3 million reported at the end of the first quarter.

AMK Welding
Sales at the company's AMK Welding segment were $1.1 million in both this and last year's second quarter and $1.0 million in this year's first quarter. Operating income was $122,000 versus $343,000 in the comparable year-ago quarter and $108,000 in this year's first quarter. The quarter-over-quarter decline resulted primarily from increased manufacturing overhead and higher administrative expenses associated with AMK's preparation for an anticipated increase in production levels.

Management Commentary
"Our second quarter performance, which included high-water marks for backlog and revenue, reflects continued strong order volume for our explosion welded plates, as well as our capacity to effectively address this demand," said Yvon Cariou, president and chief executive officer. "The industrial markets we serve continue to invest in capital projects. In fact, our roster of anticipated domestic and international order opportunities is as robust as ever. While the size and timing of these prospective orders could lead to quarter-to-quarter fluctuations in our financial performance, we believe that our ability to capture a meaningful portion of these opportunities should allow us to maintain our long-range growth trends."

"We have previously announced that we are making major investments in new capacity, particularly at our Mount Braddock, Pennsylvania facility," Cariou added. "To better meet anticipated market demand, we have added $1.6 million of specialized equipment to the Mount Braddock expansion project, increasing the project budget to $9.6 million and our 2006 consolidated capital expenditure budget to $14.1 million."

Rick Santa, chief financial officer, said, "Second-quarter sales were better than anticipated due in part to early fulfillment of certain orders originally scheduled for delivery in the third quarter. Our current expectations are that our top- and bottom-line performance during the second half of 2006 will be comparable to our results during the first half of the year. Although sales and gross margin during the third quarter may be below results reported in the first and second quarters, our fourth quarter performance should be strong thanks in part to our expected deliveries on the $11 million refinery order we received during the second quarter."

"We continued to strengthen our balance sheet during the second quarter," Santa added. "We ended the period with cash and cash equivalents of $14.0 million, an increase of 143% since the end of fiscal 2005 and an increase of 7% since the end of the first quarter. Working capital at June 30 stood at $30.6 million and our current ratio was approximately 3:1."

Six-Month Results
At the six-month mark, sales were up 47% to $52.9 million compared with sales of $35.9 million at the mid-year mark last year, while gross margin improved to 36% from 27% in the same period last year. Income from operations increased 131% to $14.3 million compared with $6.2 million in the comparable year-ago period. Net income for the six months advanced 179% to $10.5 million, or $0.86 per diluted share, versus net income of $3.8 million, or $0.32 per diluted share, during the same period a year ago.

The Explosive Metalworking segment reported six-month sales of $50.8 million, a 49% increase versus sales of $34.2 million at the six-month mark a year ago. Operating income increased 142% to $14.4 million compared with $5.9 million during the same period last year. The improvement in operating income reflects both increased sales and more effective absorption of fixed manufacturing overhead costs and operating expenses.

Six-month sales at AMK Welding were $2.1 million compared with $1.7 million during the comparable period last year. Operating income for the period was $230,000 compared with operating income of $227,000 during the same period a year ago.

Conference call information
Management will hold a conference call to discuss second quarter results today at 5:00 p.m. Eastern (3:00 p.m. Mountain). Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-543-6405 (617-213-8897 for international callers) and entering the passcode 95208936. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through August 5, 2006, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 61982125.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. The company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the company's website at dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2005.

                                       ###

                                DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
                             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                (Dollars in Thousands, Except Share Data)
                                               (unaudited)

                                                          Three months ended         Six months ended
                                                               June 30,                  June 30,
                                                       ----------------------------------------------------
                                                           2006         2005         2006         2005
                                                       ----------------------------------------------------
NET SALES                                                 $  27,754    $  18,376    $  52,928    $  35,886
COST OF PRODUCTS SOLD                                        17,833       13,161       33,727       26,020
                                                       ----------------------------------------------------
               Gross profit                                   9,921        5,215       19,201        9,866
                                                       ----------------------------------------------------
COSTS AND EXPENSES:
     General and administrative expenses                      1,153          898        2,681        1,707
     Selling expenses                                           946          870        2,270        1,995
                                                       ----------------------------------------------------
               Total costs and expenses                       2,099        1,768        4,951        3,702
                                                       ----------------------------------------------------
INCOME FROM OPERATIONS OF CONTINUING
     OPERATIONS                                               7,822        3,447       14,250        6,164
OTHER INCOME (EXPENSE):
     Other income (expense), net                               (11)           13         (16)           16
     Interest expense                                          (37)         (82)         (67)        (168)
     Interest income                                            169           16          292           20
                                                       ----------------------------------------------------
          INCOME BEFORE INCOME TAXES AND
               DISCONTINUED OPERATIONS                        7,943        3,394       14,459        6,032
INCOME TAX PROVISION                                          2,938        1,279        5,317        2,269
                                                       ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE
     DISCONTINUED OPERATIONS                                  5,005        2,115        9,142        3,763
DISCONTINUED OPERATIONS:
     Income from discontinued operations, net of tax              -            -        1,357            -
                                                       ----------------------------------------------------
               Income from discontinued operations                -            -        1,357            -
                                                       ----------------------------------------------------
NET INCOME                                                 $  5,005     $  2,115    $  10,499     $  3,763
                                                       ====================================================
INCOME PER SHARE - BASIC:
     Continuing operations                                 $   0.42     $   0.19     $   0.78     $   0.35
     Discontinued operations                                      -            -         0.11            -
                                                       ----------------------------------------------------
     Net income                                            $   0.42     $   0.19     $   0.89     $   0.35
                                                       ====================================================
INCOME PER SHARE - DILUTED:
     Continuing operations                                 $   0.41     $   0.18     $   0.75     $   0.32
     Discontinued operations                                      -            -         0.11            -
                                                       ----------------------------------------------------
     Net income                                            $   0.41     $   0.18     $   0.86     $   0.32
                                                       ====================================================
WEIGHTED AVERAGE NUMBER OF SHARES
          OUTSTANDING -
     Basic                                               11,805,610   11,070,932   11,786,957   10,883,636
                                                       ====================================================
     Diluted                                             12,229,189   12,053,338   12,223,268   11,958,696
                                                       ====================================================
ANNUAL DIVIDENDS DECLARED
PER COMMON SHARE                                               $  -   $     0.10     $   0.15     $   0.10
                                                       ====================================================

                   DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)
                                   (unaudited)

ASSETS                                                    June 30,           December 31,
------                                                       2006                 2005
                                                         (unaudited)
                                                     -----------------------------------------
Cash and cash equivalents                                     $   14,010            $   5,763

Marketable securities                                                  -                1,950
Accounts receivable, net                                          16,328               15,576
Inventories                                                       13,947               11,869
Other current assets                                               2,739                1,394
                                                     -----------------------------------------
    Total current assets                                          47,024               36,552
Property, plant and equipment, net                                14,694               12,572
Deferred tax asset                                                   249                  819
Other long-term assets                                             1,635                5,368
                                                     -----------------------------------------
Total assets                                                  $   63,602           $   55,311
                                                     =========================================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Accounts payable                                               $   8,977            $   7,278
Other current liabilities                                          6,860                6,987
Current portion of long-term debt                                    559                  573
                                                     -----------------------------------------
    Total current liabilities                                     16,396               14,838
Long-term debt                                                     1,799                2,221
Other long-term liabilities                                          544                3,297
Stockholders' equity                                              44,863               34,955
                                                     -----------------------------------------
Total liabilities and stockholders' equity                    $   63,602           $   55,311
                                                     =========================================

                                DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
                             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                          (Dollars in Thousands)
                                               (unaudited)

                                                                                   2006          2005
                                                                               ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                    $  10,499      $  3,763
     Adjustments to reconcile net income to net cash
       provided by operating activities -
           Income from discontinued operations, net of tax                           (1,357)             -
           Depreciation and amortization                                                 645           717
           Amortization of capitalized debt issuance costs                                14            26
           Stock-based compensation                                                      353             -
           Provision for deferred income taxes                                           656          (10)
           Tax benefit related to stock options                                            -         2,294
           Change in working capital, net                                            (2,473)       (3,631)
                                                                               ----------------------------
                Net cash flows provided by operating activities                        8,337         3,159
                                                                               ----------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Sale of marketable securities                                                     1,950             -
     Acquisition of property, plant and equipment                                    (2,561)       (1,376)
     Loan to related party                                                           (1,206)             -
     Repayment on loan to related party                                                1,206             -
     Change in other non-current assets                                                  147           148
     Payment received on other receivables related to discontinued
       operations                                                                          3           874
     Cash flows provided by investing activities of discontinued
       operations                                                                      2,197             -
                                                                               ----------------------------
                    Net cash flows provided by investing activities                    1,736         (354)
                                                                               ----------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments on lines of credit, net                                                 (47)       (2,949)
     Payments on long-term debt                                                         (90)       (1,157)
     Payment on term loan with French bank                                             (356)         (373)
     Payment of dividends                                                            (1,766)             -
     Net proceeds from issuance of common stock                                          207         1,181
     Tax benefit related to stock options                                                 94             -
     Other cash flows from financing activities                                           15            32
                                                                               ----------------------------
                    Net cash flows used in financing activities                       (1,943)      (3,266)
                                                                               ----------------------------
EFFECTS OF EXCHANGE RATES ON CASH                                                        117         (119)
                                                                               ----------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                              8,247         (580)
CASH AND CASH EQUIVALENTS, beginning of the period                                     5,763         2,404
                                                                               ----------------------------
CASH AND CASH EQUIVALENTS, end of the period                                       $  14,010      $  1,824
                                                                               ============================
